Exhibit 99.1 NEWS RELEASE

May 1, 2018
Noble Midstream Partners Reports First Quarter 2018 Results
Houston, Texas - Noble Midstream Partners LP (NYSE: NBLX) (Noble Midstream or the Partnership) today reported first quarter 2018 financial and operational results.
The Partnership’s results are consolidated to include the non-controlling interests in the Partnership’s development companies (DevCos) retained by Noble Energy, Inc. (Noble Energy); however, certain results are shown as “attributable to the Partnership,” which excludes the non-controlling interests in the DevCos retained by Noble Energy. Noble Midstream believes the results “attributable to the Partnership” provide the best representation of the ongoing operations from which the Partnership’s unitholders will benefit.
Volumes from Black Diamond Gathering, LLC (Black Diamond Gathering) are included in the Partnership’s financial statements subsequent to the January 31, 2018 acquisition of Saddle Butte Rockies Midstream, LLC and certain affiliates (Saddle Butte). The Partnership’s 54.4% ownership of Black Diamond Gathering will be consolidated for accounting purposes and held through its wholly owned subsidiary, Laramie River DevCo. Greenfield Midstream, LLC owns 45.6% of Black Diamond Gathering, which is also included in non-controlling interests.
First Quarter Highlights include:

•	Net Income of $39 million attributable to the Partnership

•	Net Cash Provided by Operating Activities of $46 million

•	Adjusted EBITDA[1] of $58 million, or $54 million attributable to the Partnership, an increase over the prior quarter of 13% attributable to the Partnership

•	Distribution per unit of $0.5110, a 4.7% increase from the fourth quarter 2017 distribution and 36% above the minimum quarterly cash distribution; this represents a 24% year-over-year increase

•	Distributable Cash Flow (DCF)[1] attributable to the Partnership of $47 million, resulting in distribution coverage[1] of 2.3x

•	Oil and gas gathering volumes of 162 thousand barrels of oil equivalent per day (MBoe/d), up 33% versus fourth quarter 2017 volumes

•	Record throughput on the Advantage Pipeline system of 88 MBbl/d, 47% above fourth quarter 2017 volumes

•	With the startup of the Coronado and Billy Miner II central gathering facilities (CGF), current Delaware Basin oil and gas gathering capacity is 90 MBoe/d from four CGFs

•	Commenced fresh water deliveries for Noble Energy’s Mustang development in the DJ Basin in March 2018, through Green River DevCo

•	Extended the maturity date of the revolving credit facility by 18 months to March 2023 and increased the facility size to $800 million, with an additional $350 million accordion

1 Adjusted EBITDA, DCF and Distribution Coverage Ratio are not Generally Accepted Accounting Principles (GAAP) measures. Definitions and reconciliations of these non-GAAP measures to their most directly comparable GAAP reporting measures appear in Schedule 4 of the financial tables which follow.

“The Partnership is off to a strong start executing on our 2018 growth projects, further reinforcing confidence in business fundamentals and our recently enhanced outlook through 2022. We remain on track to increase oil and gas capacity in the Delaware Basin to 115 thousand barrels of oil equivalent per day, with five central gathering facilities expected to be online by mid-year. In the DJ Basin, construction progress on backbone infrastructure in the Green River DevCo is well underway while Black Diamond operatorship successfully transitioned to Noble Midstream during the quarter. I’m very pleased with the continued strength of our business, supporting organic 20% annual distribution growth while maintaining best in class coverage and leverage,” Terry R. Gerhart, Chief Executive Officer of Noble Midstream stated.
First Quarter 2018 Results and Recent Highlights
Gathering throughput as well as fresh water delivery volumes were consistent with or above guidance ranges for the first quarter.
In the gathering business, combined throughput for oil, gas and produced water was up 22% compared to the fourth quarter of 2017. Oil and gas gathering volumes grew across all DevCos, with the largest growth realized in the Blanco River and Laramie River DevCos. First quarter gathering volumes reflect two months of oil throughput on Black Diamond Gathering. Produced water gathering volumes were down slightly compared to the fourth quarter of 2017 due to timing of wells coming online.
In the Delaware Basin, construction of the Coronado CGF was completed on March 30, 2018, with throughput commencing in early April 2018. The Billy Miner II CGF began operations on April 20, 2018, and the Collier CGF remains on track for start-up in May 2018.
In addition, the company commenced compression services in the Delaware Basin for Noble Energy through the Trinity River DevCo, with new build installed horsepower anticipated to total 18,000 by mid-year.
Strong customer demand continued at the Advantage Pipeline System in the first quarter, with quarterly volumes nearly tripling versus levels at the time of acquisition close. April 2018 nominations were 108 MBbl/d and May 2018 nominations grew to 120 MBbl/d.
With the Black Diamond Gathering connection to Tallgrass completed during the first quarter, the system currently connects to all four major oil takeaway outlets in the DJ Basin. In addition, during the quarter, the Partnership’s legacy third party gathering system in Laramie River was connected to Black Diamond Gathering at the Lucerne Terminal. May Black Diamond nominations are 58 MBbl/d, up over 5% from throughput at the end of January.
Average fresh water delivered in the first quarter was 12% above of the high end of guidance at 168 thousand barrels of water per day (MBw/d). The Partnership delivered water to 3 completion crews on dedicated acreage in the DJ Basin during the quarter, compared to approximately 2.5 in the fourth quarter of 2017.
First quarter investment income is primarily comprised of approximately $830 thousand from the Partnership’s minority ownership in White Cliffs Pipeline LLC and approximately $2 million from the Partnership’s 50% ownership in the Advantage Joint Venture.

Net income attributable to the Partnership for the first quarter was $39 million, or $0.97 per limited partner unit. Net income was below guidance due to higher than expected depreciation and amortization; the increase was driven by the amortization of intangible assets, related to customer relationships and contracts that were acquired during our Saddle Butte acquisition.
Adjusted EBITDA1 was $58 million in the first quarter, or 12% above the prior quarter, while Adjusted EBITDA1 attributable to the Partnership grew 13% above the fourth quarter to $54 million, or $40 million excluding fresh water delivery. Quarterly adjustments include approximately $6 million in transaction expenses associated with the Saddle Butte acquisition.
In the first quarter, cash interest expense attributable to the Partnership was $2.4 million and maintenance capital expenditures attributable to the Partnership totaled $4.5 million, resulting in DCF1 attributable to the Partnership of $47 million and a distribution coverage ratio1 of 2.3x.
Capital Expenditures
Organic capital expenditures in the first quarter totaled $249 million, or $128 million attributable the Partnership, primarily due to the following items:

•	Laramie River DevCo - The Partnership connected 74 wells during the quarter. Laramie River capital now reflects capital associated with Black Diamond Gathering operations.

•	Blanco River DevCo - Completion of the third CGF, Coronado, as well as construction capital for the Billy Miner II and Collier CGFs.

•
Trinity River DevCo - Equipment procurement for expansion of the Advantage Pipeline nameplate capacity to 200 MBbl/d from 150 MBbl/d. Capital also reflects the initial funding of the compression segment in the Delaware Basin.

•	Colorado River DevCo - 31 combined well connections in Noble Energy’s Wells Ranch and East Pony development areas.

•
Green River DevCo - Construction on fresh water delivery infrastructure expansion in Noble Energy’s Mustang area and procurement and construction on the oil, gas and produced water gathering systems. The gathering system is expected to be operational by mid-year 2018.

			1Q 2018 Capital Expenditures (in millions)
DevCo	Basin	NBLX Ownership	Gross	Net
Laramie River	DJ	100%	$41	$31
Blanco River	Delaware	40%	$154	$62
Trinity River	Delaware	100%	$27	$27
Colorado River	DJ	100%	$3	$3
Green River	DJ	25%	$24	$6
Total Organic Capital Expenditures			$249	$128
Acquisition Capital Expenditures			$206	$112
Total Capital Expenditures			$455	$240

Liquidity
As of March 31, 2018, the Partnership had $390 million of liquidity with $25 million in cash on hand and $365 million undrawn under its $800 million unsecured revolving credit facility.
Quarterly Distribution
On April 26, 2018, the Board of Directors of Noble Midstream’s general partner, Noble Midstream GP LLC, declared a first quarter cash distribution of $0.5110 per unit, a 4.7% increase from the fourth quarter 2017.
The first quarter distribution is payable on May 14, 2018, to unitholders of record as of May 7, 2018.
Second Quarter 2018 and Full Year Guidance
Ahead of the startup of projects driving second half volume growth, gathering volumes in the second quarter are expected to grow from the first quarter driven primarily by throughput increases at Laramie River as well as growth projects in the Blanco River DevCo. As previously indicated, fresh water delivery volumes are anticipated to be down in the second quarter due to timing of customer completion activity and expected to rebound in the second half of the year. Second quarter net EBITDA will be impacted by a fresh water delivery mix shift as Noble Energy moves completion activity from Colorado River DevCo (100% owned) to Green River DevCo (25% owned).
Full year 2018 gross oil and gas gathering volumes remain unchanged at 200 to 235 MBoe/d and the Partnership continues to expect volumes growth acceleration in the second half of the year, as customers increase activity and multiple new projects are expected to be placed in service.
Given strong demand at the Advantage Pipeline system, we now expect volumes to average at least 100 MBbl/d compared to prior guidance of 90 - 100 MBbl/d. These volumes are not included in our oil and gas gathering volume guidance given accounting treatment classification as equity from investment income.
Full year net income is now anticipated to be between $175 million and $210 million. Full year 2018 Adjusted EBITDA is unchanged at between $275 million and $315 million, or $215 million and $235 million attributable to the Partnership.
Noble Midstream’s 2018 organic capital budget is $500 - $535 million, or $270 - $285 million attributable to the Partnership, primarily related to growth projects in the DJ Basin and the Delaware Basin.

		Guidance
	1Q18	2Q18			FY 2018
Gross Volumes
Oil Gathered (MBbl/d)	130	160	-	175	165	-	190
Gas Gathered (MMcf/d)	191	195	-	215	215	-	265
Oil and Gas Gathered (MBoe/d)	162	190	-	210	200	-	235
Produced Water Gathered (MBw/d)	47	75	-	90	80	-	110
Fresh Water Delivered (MBw/d)	168	110	-	130	130	-	190

Financials ($MM)
Net Income	$39	$34	-	$39	$175	-	$210
Gross Adjusted EBITDA[1]	$58	$58	-	$63	$275	-	$315
Net Adjusted EBITDA[1]	$54	$46	-	$51	$215	-	$235
Distributable Cash Flow[1]	$47	$37	-	$42	$180	-	$195
Distribution Coverage Ratio[1,2]	2.3x	1.7x	-	1.9x	1.9x	-	2.1x

Gross Capital, Excluding Acquisitions	$249	$145	-	$165	$500	-	$535
Net Capital, Excluding Acquisitions	$128	$60	-	$70	$270	-	$285

Further details with respect to the first quarter results and guidance can be found in the supplemental presentation on the Partnership's website, www.nblmidstream.com.

1 Results “attributable to the Partnership” exclude the non-controlling interests in the DevCos retained by Noble Energy. Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio are not financial measures calculated in accordance with Generally Accepted Accounting Principles (GAAP). For definitions of these non-GAAP measures, see “Non-GAAP Financial Measures” below.

2 Assumes 20% distribution growth

Conference Call
Noble Midstream will host a webcast and conference call today at 1:00 p.m. Central Time to discuss first quarter 2018 financial and operational results and updated 2018 guidance. The live audio webcast and related presentation material is accessible on the ‘Investors’ page of the Partnership’s website at www.nblmidstream.com. Conference call numbers for participation are 877-883-0383, or 412-902-6506 for international calls. The passcode number is 8073382. A replay of the conference call will be available at the same web location following the event.
About Noble Midstream Partners
Noble Midstream Partners LP is a growth-oriented master limited partnership formed by Noble Energy, Inc. to own, operate, develop and acquire domestic midstream infrastructure assets. Noble Midstream currently provides crude oil, natural gas, and water-related midstream services in the DJ Basin in Colorado and the Delaware Basin in Texas. For more information, please visit www.nblmidstream.com.

This news release contains certain “forward-looking statements” within the meaning of federal securities law. Words such as “anticipates”, “believes”, “expects”, “intends”, “will”, “should”, “may”, “estimates”, and similar expressions may be used to identify forward-looking statements. Forward-looking statements are not statements of historical fact and reflect the Partnership’s current views about future events. No assurances can be given that the forward-looking statements contained in this news release will occur as projected and actual results may differ materially from those projected. Forward-looking statements are based on current expectations, estimates and assumptions that involve a number of risks and uncertainties that could cause actual results to differ materially from those projected. These risks include, without limitation, our customers’ ability to meet their drilling and development plans, changes in general economic conditions, competitive conditions in the Partnership’s industry, actions taken by third-party operators, gatherers, processors and transporters, the demand for crude oil and natural gas gathering and processing services, the Partnership’s ability to successfully implement its business plan, the Partnership’s ability to complete internal growth projects on time and on budget, the price and availability of debt and equity financing, the availability and price of crude oil and natural gas to the consumer compared to the price of alternative and competing fuels, and other risks inherent in the Partnership’s business, including those described under “Risk Factors” and “Forward-Looking Statements” in the Partnership’s most recent Annual Report on Form 10-K and in other reports we file with the Securities and Exchange Commission. These reports are also available from the Partnership’s office or website, www.nblmidstream.com. Forward-looking statements are based on the estimates and opinions of management at the time the statements are made. Noble Midstream does not assume any obligation to update forward-looking statements should circumstances, management’s estimates, or opinions change.
This news release also contains certain non-GAAP measures of financial performance that management believes are good tools for internal use and the investment community in evaluating Noble Midstream’s overall financial performance. Please see the attached schedules for reconciliations of the non-GAAP financial measures used in this news release to the most directly comparable GAAP financial measures.
This release serves as a qualified notice to nominees and brokers as provided for under Treasury Regulation Section 1.1446-4(b) that 100% of the Partnership’s distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business. Accordingly, the Partnership’s distributions to foreign investors are subject to federal income tax withholding at the highest effective tax rate.  Nominees, and not the Partnership, are treated as withholding agents responsible for withholding on the distributions received by them on behalf of foreign investors.

Contact:
Megan Repine
Investor Relations
(832) 639-7380
megan.repine@nblmidstream.com

Schedule 1
Noble Midstream Partners LP
Revenue and Throughput Volume Statistics
(unaudited)

	Three Months Ended March 31,
	2018	2017
Colorado River DevCo LP
Crude Oil Gathering Volumes (Mbbl/d)	67	44
Natural Gas Gathering Volumes (BBtu/d)	208	146
Produced Water Gathering Volumes (Mbbl/d)	16	9
Fresh Water Delivery Volumes (Mbbl/d)	102	74
Gathering and Fresh Water Delivery Revenues — Affiliate (in thousands)	$52,274	$36,211

San Juan River DevCo LP
Fresh Water Delivery Volumes (Mbbl/d)	—	56
Gathering and Fresh Water Delivery Revenues — Affiliate (in thousands)	$447	$12,517

Green River DevCo LP
Fresh Water Delivery Volumes (Mbbl/d)	22	—
Fresh Water Delivery Revenues — Affiliate (in thousands)	$3,444	$—

Blanco River DevCo LP
Crude Oil Gathering Volumes (Mbbl/d)	14	—
Natural Gas Gathering Volumes (BBtu/d)	40	—
Produced Water Gathering Volumes (Mbbl/d)	26	—
Gathering Revenues — Affiliate (in thousands)	$6,887	$—

Laramie River DevCo LP
Crude Oil Sales Volumes (Mbbl/d)	5	—
Crude Oil Gathering Volumes (Mbbl/d)	49	—
Produced Water Gathering Volumes (Mbbl/d)	5	—
Fresh Water Delivery Volumes (Mbbl/d)	44	—
Gathering and Fresh Water Delivery Revenues — Third Party (in thousands)	$32,454	$—

Trinity River DevCo LLC (Delaware Basin)
Natural Gas Compression Volumes (BBtu/d)	27	—
Gathering Revenues — Affiliate (in thousands)	$384	$—

Total Gathering Systems
Crude Oil Sales Volumes (Mbbl/d)	5	—
Crude Oil Gathering Volumes (Mbbl/d)	130	44
Natural Gas Gathering Volumes (BBtu/d)	248	146
Barrels of Oil Equivalent (Boe/d)	162	63
Produced Water Gathering Volumes (Mbbl/d)	47	9
Natural Gas Compression Volumes (BBtu/d)	27	—
Gathering Revenues (in thousands)	$71,704	$28,409

Total Fresh Water Delivery
Fresh Water Delivery Volumes (Bbl/d)	168	130
Fresh Water Delivery Revenues (in thousands)	$24,186	$20,319

Schedule 2
Noble Midstream Partners LP
Consolidated Statement of Operations
(in thousands, except per unit amounts, unaudited)

	Three Months Ended March 31,
	2018	2017
Midstream Services Revenues
Crude Oil, Natural Gas and Produced Water Gathering — Affiliate	$43,024	$28,409
Crude Oil, Natural Gas and Produced Water Gathering — Third Party	6,570	—
Fresh Water Delivery — Affiliate	20,284	20,319
Fresh Water Delivery — Third Party	3,902	—
Crude Oil Treating — Affiliate	955	1,267
Crude Oil Sales — Third Party	22,110	—
Other — Affiliate	—	319
Other — Third Party	888	—
Total Revenues	97,733	50,314
Costs and Expenses
Cost of Crude Oil Sales	21,439	—
Direct Operating	17,148	11,401
Depreciation and Amortization	11,329	2,449
General and Administrative	10,442	2,742
Total Operating Expenses	60,358	16,592
Operating Income	37,375	33,722
Other (Income) Expense
Interest Expense, Net of Amount Capitalized	1,033	267
Investment Income	(2,868)	(1,065)
Total Other Income	(1,835)	(798)
Income Before Income Taxes	39,210	34,520
Income Tax Provision	74	—
Net Income	39,136	34,520
Less: Net (Loss) Income Attributable to Noncontrolling Interests	(225)	10,178
Net Income Attributable to Noble Midstream Partners LP	39,361	24,342
Less: Net Income Attributable to Incentive Distribution Rights	819	—
Net Income Attributable to Limited Partners	$38,542	$24,342

Net Income Attributable to Limited Partners Per Limited Partner Unit — Basic and Diluted
Common Units	$0.97	$0.77
Subordinated Units	$0.97	$0.77

Weighted Average Limited Partner Units Outstanding — Basic
Common Units	23,683	15,903
Subordinated Units	15,903	15,903
Total Limited Partner Units	39,586	31,806

Weighted Average Limited Partner Units Outstanding — Diluted
Common Units	23,698	15,909
Subordinated Units	15,903	15,903
Total Limited Partner Units	39,601	31,812

Schedule 3
Noble Midstream Partners LP
Consolidated Balance Sheet
(in thousands, unaudited)

	March 31, 2018		December 31, 2017
ASSETS
Current Assets
Cash and Cash Equivalents	$24,924		$18,026
Restricted Cash	—	—	37,505
Accounts Receivable — Affiliate	27,584		27,539
Accounts Receivable — Third Party	15,778		2,641
Other Current Assets	4,076		389
Total Current Assets	72,362		86,100
Property, Plant and Equipment
Total Property, Plant and Equipment, Gross	1,161,012		706,039
Less: Accumulated Depreciation and Amortization	(50,142)		(44,271)
Total Property, Plant and Equipment, Net	1,110,870		661,768
Intangible Assets, Net	334,435		—
Goodwill	111,145		—
Investments	79,648		80,461
Deferred Charges	3,218		1,429
Total Assets	$1,711,678		$829,758
LIABILITIES
Current Liabilities
Accounts Payable — Affiliate	$3,968		$1,616
Accounts Payable — Trade	211,399		109,893
Other Current Liabilities	3,110		2,876
Total Current Liabilities	218,477		114,385
Long-Term Liabilities
Long-Term Debt	435,000		85,000
Asset Retirement Obligations	11,791		10,416
Other Long-Term Liabilities	3,758		3,727
Total Liabilities	669,026		213,528
EQUITY
Partners’ Equity
Limited Partner
Common Units (23,758 and 23,712 units outstanding, respectively)	655,602		642,616
Subordinated Units (15,903 units outstanding)	(159,203)		(168,136)
General Partner	819		520
Total Partners’ Equity	497,218		475,000
Noncontrolling Interests	545,434		141,230
Total Equity	1,042,652		616,230
Total Liabilities and Equity	$1,711,678		$829,758

Schedule 4
Noble Midstream Partners LP
Reconciliations of GAAP Financial Measures to Non-GAAP Financial Measures
Non-GAAP Financial Measures
This news release, the financial tables and other supplemental information include Adjusted EBITDA, Distributable Cash Flow, and Distribution Coverage Ratio, all of which are non-GAAP measures which may be used periodically by management when discussing our financial results with investors and analysts.
We define Adjusted EBITDA as net income before income taxes, net interest expense, depreciation and amortization, transaction expenses and unit-based compensation. Adjusted EBITDA is used as a supplemental financial measure by management and by external users of our financial statements, such as investors, industry analysts, lenders and ratings agencies, to assess:

•	our operating performance as compared to those of other companies in the midstream energy industry, without regard to financing methods, historical cost basis or capital structure;

•	the ability of our assets to generate sufficient cash flow to make distributions to our partners;

•	our ability to incur and service debt and fund capital expenditures;

•	and the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.
We define Distributable Cash Flow as Adjusted EBITDA less estimated maintenance capital expenditures and cash interest expense. Distributable Cash Flow is used by management to evaluate our overall performance. Our partnership agreement requires us to distribute all available cash on a quarterly basis, and Distributable Cash Flow is one of the factors used by the board of directors of our general partner to help determine the amount of available cash that is available to our unitholders for a given period. We define Distribution Coverage Ratio as Distributable Cash Flow divided by total distributions declared. The Distribution Coverage Ratio is used by management to illustrate our ability to make our distributions each quarter.
We believe that the presentation of Adjusted EBITDA, Distributable Cash Flow, and Distribution Coverage Ratio provide information useful to investors in assessing our financial condition and results of operations. The GAAP measure most directly comparable to Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio is net income. Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio should not be considered alternatives to net income or any other measure of financial performance or liquidity presented in accordance with GAAP. Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio exclude some, but not all, items that affect net income, and these measures may vary from those of other companies. As a result, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio as presented herein may not be comparable to similarly titled measures of other companies.
Noble Midstream does not provide guidance on the reconciling items between forecasted Net Income, forecasted Adjusted EBITDA, forecasted Distributable Cash Flow and forecasted Distribution Coverage Ratio due to the uncertainty regarding timing and estimates of these items. Noble Midstream provides a range for the forecasts of Net Income, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio to allow for the variability in timing and uncertainty of estimates of reconciling items between forecasted Net Income, forecasted Adjusted EBITDA, forecasted Distributable Cash Flow and forecasted Distribution Coverage Ratio. Therefore, the Partnership cannot reconcile forecasted Net Income to forecasted Adjusted EBITDA, forecasted Distributable Cash Flow or forecasted Distribution Coverage Ratio without unreasonable effort.
In addition to Net Income, the GAAP measure most directly comparable to Adjusted EBITDA and Distributable Cash Flow is net cash provided by operating activities. Adjusted EBITDA and Distributable Cash Flow should not be considered alternatives to net income, net cash provided by operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Due to the forward-looking nature of net cash provided by operating activities, management cannot reliably predict certain of the necessary components of the most directly comparable forward-looking GAAP measures, such as future impairments and future changes in working capital. Accordingly, Noble Midstream is unable to present a quantitative reconciliation of the aforementioned forward-looking non-GAAP financial measures to net cash provided by operating activities. Amounts excluded from these non-GAAP measures in future periods could be significant.

Schedule 4 (Continued)
Noble Midstream Partners LP
Reconciliations of GAAP Financial Measures to Non-GAAP Financial Measures

Reconciliation of Net Income (GAAP) to Adjusted EBITDA and Distributable Cash Flow (Non-GAAP)
(in thousands, unaudited)

	Three Months Ended March 31,
	2018	2017
Reconciliation from Net Income (GAAP)
Net Income and Comprehensive Income (GAAP)	$39,136	$34,520
Add:
Depreciation and Amortization	11,329	2,449
Interest Expense, Net of Amount Capitalized	1,033	267
Income Tax Provision	74	—
Transaction Expenses	5,969	—
Unit-Based Compensation	321	127
Adjusted EBITDA (Non-GAAP)	57,862	37,363
Less:
Adjusted EBITDA Attributable to Noncontrolling Interests	3,585	10,862
Adjusted EBITDA Attributable to Noble Midstream Partners LP (Non-GAAP)	54,277	26,501
Less:
Cash Interest Paid	2,407	175
Maintenance Capital Expenditures	4,540	2,101
Distributable Cash Flow of Noble Midstream Partners LP (Non-GAAP)	$47,330	$24,225
Distributions (Declared)	$21,048	$13,066
Distribution Coverage Ratio (Declared)	2.3x	1.9x

Reconciliation of Net Cash Provided by Operating Activities (GAAP) to Adjusted EBITDA
and Distributable Cash Flow (Non-GAAP)
(in thousands, unaudited)

	Three Months Ended March 31,
	2018	2017
Reconciliation from Net Cash Provided by Operating Activities (GAAP)
Net Cash Provided by Operating Activities (GAAP)	$45,603	$32,225
Add:
Interest Expense, Net of Amount Capitalized	1,033	267
Changes in Operating Assets and Liabilities	5,743	4,966
Transaction Expenses	5,969	—
Change in Income Tax Payable	74	—
Other Adjustments	(560)	(95)
Adjusted EBITDA (Non-GAAP)	57,862	37,363
Less:
Adjusted EBITDA Attributable to Noncontrolling Interests	3,585	10,862
Adjusted EBITDA Attributable to Noble Midstream Partners LP (Non-GAAP)	54,277	26,501
Less:
Cash Interest Paid	2,407	175
Maintenance Capital Expenditures	4,540	2,101
Distributable Cash Flow of Noble Midstream Partners LP (Non-GAAP)	$47,330	$24,225
Distributions (Declared)	$21,048	$13,066
Distribution Coverage Ratio (Declared)	2.3x	1.9x

Schedule 4 (Continued)
Noble Midstream Partners LP
Reconciliations of GAAP Financial Measures to Non-GAAP Financial Measures

Reconciliation of 2018 GAAP Guidance to 2018 Non-GAAP Guidance
(in millions, unaudited)

	2018 Guidance
	2Q18	Full Year
Reconciliation from Net Income (GAAP) to Distributable Cash Flow (Non-GAAP)
Net Income and Comprehensive Income (GAAP)	$34 - $39	$175 - $210
Add:
Depreciation and Amortization	19	75 - 80
Interest Expense, Net of Amount Capitalized	3	15 - 16
Unit-Based Compensation	0	2
Transaction Expenses	1.5	7.5
Income Tax Provision (Benefit)	0	0
Adjusted EBITDA (Non-GAAP)	$58 - $63	$275 - $315
Adjusted EBITDA Attributable to Noncontrolling Interests	12	60 - 80
Adjusted EBITDA Attributable to the Partnership	$46 - $51	$215 - $235
Less:
Maintenance Capital Expenditures and Cash Interest Paid	9	35 - 40
Distributable Cash Flow	$37 - $42	$180 - $195
Distribution Coverage Ratio	1.7x - 1.9x	1.9x - 2.1x